SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported): April 9, 1999

                                Applied Computer Technology, Inc.
               (Exact name of registrant as specified in its charter)


          Colorado                     0-26826              84-1164570
    (State or other jurisdiction     (Commission        (I.R.S. Employer)
         of incorporation)           File Number)           Identification
No.)


               2573, Midpoint Drive, Suite D, Fort Collins, Colorado 80525
         (Address of Principal executive offices)                 (Zip code)


         Registrant's telephone number, including area code (970) 221-2555



                      2573, Midpoint Drive, Fort Collins, Colorado, 80525
             Former Name or Former Address, If Changed Since Last Report
















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Item 5. Other Events

      In November of 1998 the Company shut down its manufacturing operations as the result of operational losses and laid off substantially all of the employees engaged in the manufacture and sale of computers. The Company has terminated its primary lease covering approximately 2,800 sq. ft. of space and now operates out of a 2,400 sq. ft. facility. The Company is working to terminate its computer warranty and service obligations with its customers. The Company retained certain employees who are involved with the Company's internet division as well as a minimal administrative staff.

      As of March 30, 1999 the Company's liabilities, depending upon resolution of disputed claims, ranged between $4,000,000 and $5,000,000. The Company's only asset is WEBAcess, which is a wholly subsidiary.

      WEBAccess offers internet access and hosting services to businesses and users in Ft. Collins, Denver, Colorado Springs, and Boulder, Colorado. If the Company can obtain approximately $5,000,000 in additional capital, the Company plans to acquire certain regional interest service providers and to expand its internet services to include electronic commerce. As of March 30, 1999 WEBAccess was operating on a breakeven basis.

      Most of the Company's assets that were related to the Company's computer manufacturing operations have been sold to pay outstanding obligations or are subject to liens of secured creditors.

            The Company is attempting to negotiate a settlement with it's creditors which would allow the Company to avoid bankruptcy and continue to operate WEBAccess. If a settlement cannot be reached, the Company may be forced to discontinue it's operations, liquidate all remaining assets, including WEBAccess, and distribute the proceeds to the Company's creditors.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


DATE: April 9, 1999                         APPLIED COMPUTER TECHNOLOGY, INC.


                                       By:      /s/ Wiley E. Prentice, Jr
                                            Wiley E. Prentice, Jr., President